UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 5, 2008

Vision-Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (845) 365-0600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On May 1, 2008, Vision-Sciences, Inc., (“Vision-Sciences” or the “Company”), entered into a definitive lease agreement (the “Lease”), with Ramland Realty Associates, L.L.C. (the “Landlord”), for its new premises, consisting of approximately 34,795 square feet at 1 Ramland Road, Orangeburg, New York.  The new premises will permit the Company to complete its previously announced consolidation of its Natick, Massachusetts manufacturing facilities with its Orangeburg research and development, manufacturing and office facilities into one site.

The Lease is for a ten year period.  Rents range from $17,948 per month for the first five years of the Lease term, to $53,642 per month in the final eighteen months of the Lease term.  The Lease term will officially commence upon substantial completion of the Landlord’s renovation of the location, a process the Company expects to take approximately four to six months. Upon signing the Lease, the Company will spend up to $1.6 million to cover the cost of the renovations, and will be reimbursed for a portion of those costs by paying a reduced rent over the first five years of the Lease.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Lease Agreement dated as of May 1, 2008 between Vision Sciences, Inc. and Ramland Realty Associates LLC.

Exhibit 10.2	Subordination, Non-disturbance and Attornment Agreement dated May 1, 2008 between Vision-Sciences, Inc. and M&T Real Estate Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vision-Sciences, Inc.
(Registrant)

May 5, 2008	/s/ YOAV M. COHEN
(Date)	Yoav M. Cohen
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	Lease Agreement dated as of May 1st, 2008 between Vision Sciences, Inc. and Ramland Realty Associates LLC.

Exhibit 10.2	Subordination, Non-disturbance and Attornment Agreement dated May 1, 2008 between Vision-Sciences, Inc. and M&T Real Estate Trust